EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-85064) of H.J. Heinz Finance Company of our reports dated June 13, 2002 relating to the financial statements and financial statement schedules of H.J. Heinz Company, which appear in H.J. Heinz Company's Annual Report on Form 10-K for the year ended May 1, 2002. We also consent to the use in this Registration Statement of our report dated July 2, 2002 relating to the financial statements of H.J. Heinz Finance Company, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts," "Heinz Finance Selected Historical Consolidated and Combined Financial Data," and "Heinz Selected Consolidated Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP
Pittsburgh, PA


January 29, 2003